TREDEGAR REPORTS FOURTH-QUARTER AND FULL YEAR 2017 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--February 21, 2018--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth-quarter and full year financial results for the period ended December 31, 2017.
Fourth quarter 2017 net loss was $17.9 million ($0.54 per share) compared with net income of $1.7 million ($0.05 per share) in the fourth quarter of 2016. Net income from ongoing operations, which excludes special items, was $6.4 million ($0.20 per share) in the fourth quarter of 2017 and $3.4 million ($0.10 per share) in the fourth quarter of 2016. Full year 2017 net income was $38.3 million ($1.16 per share) compared with net income of $24.5 million ($0.75 per share) in 2016. Net income from ongoing operations, which excludes special items, was $30.1 million ($0.91 per share) in 2017 and $22.7 million ($0.69 per share) in 2016. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and twelve months ended December 31, 2017 and 2016, is provided in Note (a) of the Notes to the Financial Tables in this press release.

Highlights for ongoing operations for the fourth quarter of 2017:

•	Operating profit from ongoing operations for PE Films of $10.6 million was $7.8 million higher than the fourth quarter of 2016

•	Operating profit from ongoing operations for Bonnell Aluminum of $9.3 million (including $2.0 million associated with the acquisition of Futura) was $0.8 million lower than the fourth quarter of 2016

•	Operating profit from ongoing operations for Flexible Packaging Films of $0.8 million was $0.2 million higher than the fourth quarter of 2016

Highlights for ongoing operations for the full year of 2017:

•	Operating profit from ongoing operations for PE Films of $41.5 million was $15.2 million higher than 2016

•	Operating profit from ongoing operations for Bonnell Aluminum of $43.5 million (including $8.2 million associated with the acquisition of Futura) was $5.7 million higher than 2016

•	Flexible Packaging Films incurred an operating loss from ongoing operations of $2.6 million, which was unfavorable by $4.4 million versus 2016

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John D. Gottwald, Tredegar’s president and chief executive officer, said, “We had a net loss for the fourth quarter of 2017 of $17.9 million due to numerous special items that Drew will address below. From an ongoing operations perspective, our Surface Protection component of our polyethylene films segment contributed record profit levels in 2017. Profits for the Personal Care component of polyethylene films improved, but it continues to face a future customer product transition. We’re hopeful that this transition will be partially mitigated by sales from new products and the expansion of our elastics film capacity.”

Mr. Gottwald further stated, “The highlight for Bonnell Aluminum in 2017 was the successful integration of the Futura acquisition, which was significantly accretive to earnings. During the fourth quarter of 2017, we recognized a significant asset impairment loss at Terphane, exemplifying the challenges that this business faces with excess industry capacity, particularly in its core Latin American market.”

Drew Edwards, Tredegar’s chief financial officer, further commented on fourth quarter 2017 results, “We had several significant special items impacting our results reported under GAAP, which aggregated to a net charge of $24 million after taxes or $0.72 per share. The largest item was an $87 million after-tax or $2.65 per share non-cash asset impairment loss at Terphane. At the same time, we also recognized a $49 million or $1.47 per share net tax benefit from a worthless stock deduction claimed in the U.S. relating to Terphane. Approximately $36 million of the benefit is expected to be realized in cash in 2018 with the balance of $13 million expected to be realized in cash mostly in 2019. Also, we recognized a non-cash income tax benefit of approximately $9 million or $0.28 per share, for the decrease of our net deferred income tax liabilities resulting from the 14% reduction in the U.S. corporate income tax rate and other law changes attributable to the Tax Cuts and Jobs Act.”

Mr. Edwards continued, “Our approximately 20% ownership interest in kaléo was written up to $54 million during the fourth quarter of 2017, a pretax increase of $9 million or $0.18 per share after taxes from our valuation at the end of the third quarter of 2017.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of fourth-quarter and full year operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2017	2016	% Change	2017	2016	% Change
Sales volume (lbs)	35,076	32,806	6.9%	138,999	139,020	—%
Net sales	$86,686	$79,672	8.8%	$352,459	$331,146	6.4%
Operating profit from ongoing operations	$10,581	$2,748	285.0%	$41,546	$26,312	57.9%
Fourth Quarter 2017 Results vs. Fourth Quarter 2016 Results
Net sales (sales less freight) in the fourth quarter of 2017 increased by $7.0 million versus 2016 primarily due to:

•	An increase in surface protection films revenue ($6.1 million) primarily due to continued strong demand in the LCD market; and

•	Higher volume and favorable sales mix for acquisition distribution layer materials and overwrap products in personal care materials ($0.8 million).
Operating profit in the fourth quarter of 2017 increased by $7.8 million versus the fourth quarter of 2016 primarily due to:

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•	Higher contribution to profits from surface protection films ($4.4 million), primarily due to higher volume and production efficiencies;

•	Higher contribution to profits from personal care materials, primarily due to higher volume and favorable mix ($1.8 million);

•	A benefit of $1.1 million for inventories accounted for under the last-in first-out (“LIFO”) method in the fourth quarter of 2017 versus a charge of $0.9 million in 2016;

•
Higher net general, selling and plant expenses ($1.0 million), primarily associated with strategic hires and an increase in employee incentive costs, and higher resin costs ($0.3 million) caused by supply chain disruptions associated with major storms during the third quarter of 2017;

•	Realized cost savings of $1.2 million associated with the recently completed project to consolidate domestic manufacturing facilities in PE Films (“North American facility consolidation”); and

•	The favorable impact from the change in the U.S. Dollar value of currencies for operations outside the U.S. ($0.3 million).
The North American facility consolidation was completed in the third quarter of 2017, with expected annualized savings, excluding depreciation expense, of approximately $6 million. Total pretax cash expenditures for this multi-year project were $16.0 million, which included $11.2 million of capital expenditures.
The surface protection operating segment of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
As previously discussed, the Company believes that over the next few years, there is an increased risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates on a preliminary basis that the annual adverse impact on ongoing operating profit from customer shifts to alternative processes or materials in surface protection is in the range of up to $5 to $10 million. Given the technological and commercial complexity involved in bringing these alternative processes or materials to market, the Company is very uncertain as to the timing and ultimate amount of the possible transitions. In response, the Company is aggressively pursuing new surface protection products, applications and customers.
The Company continues to anticipate a significant product transition after 2018 in the personal care operating segment of PE Films. The Company currently estimates that this will adversely impact the annual sales of the business unit by $70 million sometime between 2019 and 2021. The Company has been increasing its research and development spending (an increase of approximately $6 million in 2017 versus 2014), expects to invest capital, and is accelerating sales and marketing efforts to capture growth and diversify its customer base and product offerings in personal care products. The overall timing and net change in personal care’s revenues and profits and the capital expenditures needed to support growth during this transition period are uncertain at this time.
Full Year 2017 Results vs. Full Year 2016 Results
Net sales in 2017 increased by $21.3 million versus 2016 primarily due to:

•	Higher sales from surface protection films ($15.1 million), primarily due to higher volume and a favorable sales mix; and

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•
Higher volume for acquisition distribution layer materials and overwrap products, and a favorable sales mix in personal care materials ($12.0 million), partially offset by volume reductions from the winding down of known lost business in personal care that was substantially completed by the end of 2016 ($6.2 million).

Operating profit from ongoing operations in 2017 increased by $15.2 million versus 2016 primarily due to:

•	Higher contribution to profits from surface protection films ($12.3 million), primarily due to higher volume, a favorable sales mix, and production efficiencies;

•
Higher contribution to profits from personal care materials, primarily due to improved volume, production efficiencies and favorable pricing ($7.3 million), partially offset by known lost business ($2.1 million);

•	A benefit for inventories accounted for under the LIFO method of $1.1 million in 2017 versus a charge of $0.9 million in 2016; and

•
Higher net general, selling and plant expenses ($7.3 million), primarily associated with strategic hires and an increase in employee incentive costs, partially offset by realized cost savings of $3.1 million associated with the North American facility consolidation.

Capital Expenditures and Depreciation
Capital expenditures in PE Films were $15.0 million in 2017 compared to $25.8 million in 2016. Capital expenditures are projected to be $53 million in 2018, including: North American capacity expansion for elastics products in personal care ($25 million); new capacity and upgrades for next generation products in surface protection ($9 million); other growth and strategic projects ($9 million); and approximately $10 million for routine capital expenditures required to support operations. Depreciation expense was $14.5 million in 2017 and $13.5 million in 2016. Depreciation expense is projected to be $16 million in 2018.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of fourth-quarter and full year operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Year Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	December 31,			December 31,
	2017	2016		2017	2016
Sales volume (lbs)	23,656	23,484	0.7%	89,325	89,706	(0.4)%
Net sales	$28,430	$27,140	4.8%	$108,355	$108,028	0.3%
Operating profit (loss) from ongoing operations	$766	$591	29.6%	$(2,626)	$1,774	n/a
Fourth Quarter 2017 Results vs. Fourth Quarter 2016 Results
Net sales in the fourth quarter of 2017 increased 4.8% versus the fourth quarter of 2016 primarily due to an improved sales mix and a small increase in sales volume of 0.7%.
Operating profit from ongoing operations increased by $0.2 million in the fourth quarter of 2017 versus 2016 primarily due to improved sales mix, increased volume and the net benefit of foreign currency transaction gains.
Full Year 2017 Results vs. Full Year 2016 Results
Net sales and sales volume in 2017 were relatively flat compared to 2016, and adversely impacted by production issues due to intermittent power outages at Terphane’s Cabo de Santo Agostinho, Brazil plant during the third quarter.

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Terphane had an operating loss from ongoing operations in 2017 of $2.6 million versus an operating profit from ongoing operations in 2016 of $1.8 million. The resulting unfavorable change of $4.4 million for the period was primarily due to:

•
Lower production, primarily due to numerous intermittent power outages during the third quarter ($0.5 million), and lower average sales price ($1.6 million), partially offset by a favorable sales mix ($1.5 million);

•	Higher raw material costs of $1.8 million in 2017 that could not be passed through to customers due to competitive pressures versus a benefit from lower raw material costs of $1.2 million in 2016;

•	Foreign currency transaction losses primarily associated with U.S. Dollar denominated export sales in Brazil of $0.2 million in 2017 versus foreign currency transaction losses of $3.5 million in 2016;

•
Higher costs and expenses of $3.2 million primarily related to the adverse impact of high inflation in Brazil and the appreciation by approximately 9% of the average exchange rate for the Brazilian Real relative to the U.S. Dollar; and

•	Higher depreciation and amortization costs ($0.9 million).

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Terphane Asset Impairment Loss and Worthless Stock Deduction
The Company acquired Terphane in October 2011, and since that time Terphane’s selling prices, margins and overall performance have been adversely impacted by excess industry capacity, particularly in Latin America, and by a period of poor economic conditions in Brazil. Moreover, significant additional capacity came on-line late in the third quarter of 2017 from a competitor in Latin America. As a result, Terphane has struggled with profitability and incurred operating losses from ongoing operations in two of the last five years, including an operating loss of $2.6 million in 2017. Terphane’s quarterly financial results have been volatile, and the Company expects continued uncertainty and volatility until industry capacity utilization and the competitive dynamics in Latin America improve. Furthermore, while industry economics are suffering with excess capacity, Terphane is currently operating at full capacity utilization and needs to spend approximately $1.8 million (including capital expenditures of $1 million and project expenses of $0.8 million) in 2018 to re-start an idled production line to participate in expected market growth and defend its market share.
During the fourth quarter of 2017, in conjunction with annual business planning as well as valuation activities and other efforts, the Company determined that the carrying value of Terphane’s remaining long-lived assets were impaired (Terphane’s goodwill was written off in 2015).  Accordingly, the Company wrote down these assets based on an enterprise valuation for all of Terphane of approximately $30 million. This write-down resulted in a non-cash asset impairment loss recognized during the fourth quarter of 2017 of $101 million ($87 million after non-cash tax benefits).
Also during the fourth quarter of 2017, as a result of the valuation activities referred to above, the Company claimed an ordinary loss for U.S. federal and state income tax purposes of $153 million for the write-off of the stock basis of Terphane Limitada (Terphane’s Brazilian subsidiary). The Terphane Limitada worthless stock deduction resulted in an overall reduction of Tredegar’s U.S. income tax liability of approximately $49 million. Approximately $36 million of the benefit is expected to be realized in cash in 2018 with the balance of $13 million expected to be realized in cash mostly in 2019. The full net tax benefit expected from the Terphane Limitada worthless stock deduction of $49 million was accrued during the fourth quarter of 2017 and reflected as a reduction to Tredegar’s consolidated income tax expense. During the second quarter of 2017, the Company recognized a worthless stock deduction for Terphane, Inc. (Terphane’s U.S. subsidiary), which resulted in an income tax benefit recognized of $8.1 million.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Flexible Packaging were $3.6 million in 2017 compared to $3.4 million in 2016. Capital expenditures are projected to be $5 million in 2018, including approximately $1 million to re-start the idled production line referred to above and $4 million for routine items required to support operations. Depreciation expense was $7.5 million in 2017 and $6.7 million in 2016. Depreciation expense is projected to be $1 million in 2018. Amortization expense was $3.0 million in 2017 and $2.8 million in 2016, and is projected to be $0.5 million in 2018. Depreciation and amortization expense projections for 2018 are significantly lower than 2017 actual amounts due to the write-down of Terphane’s long-lived assets during the fourth quarter of 2017.
Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty, which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.
On February 15, 2017, Bonnell Aluminum acquired Futura Industries Corporation (“Futura”) on a net debt-free basis for approximately $92 million. The amount actually funded in cash at the transaction date was approximately $87.0 million, which was net of preliminary closing adjustments for working capital and seller transaction-related obligations assumed and subsequently paid by Bonnell Aluminum. In addition, the Company is entitled to be refunded $5 million in the first half of 2018 since Futura did not meet certain performance requirements for the 2017 fiscal year. The acquisition, which was funded using Tredegar’s revolving credit facility, is being treated as an asset purchase for U.S. federal income tax purposes.

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A summary of fourth-quarter and full year results for Aluminum Extrusions, including the results of Futura (except sales volume) since its date of acquisition, is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2017	2016	% Change	2017	2016	% Change
Sales volume (lbs) *	43,671	43,114	1.3%	176,269	172,986	1.9%
Net sales	$121,877	$90,111	35.3%	$466,833	$360,098	29.6%
Operating profit from ongoing operations	$9,253	$10,008	(7.5)%	$43,454	$37,794	15.0%
*Excludes sales volume for Futura, which was acquired on February 15, 2017.
Fourth Quarter 2017 Results vs. Fourth Quarter 2016 Results
Net sales in the fourth quarter of 2017 increased versus 2016 primarily due to the addition of Futura. Futura contributed net sales of $21.3 million in the fourth quarter of 2017. Excluding the impact of Futura, net sales improved due to higher sales volume, improved product mix, and an increase in average selling prices primarily due to the pass-through to customers of higher market-driven raw material costs.
Volume on an organic basis (which excludes the impact of the Futura acquisition) in the fourth quarter of 2017 increased by 1.3% versus 2016 due to higher volume in the specialty market. Volume in building and construction, Bonnell Aluminum’s largest market, was down 3.1% in the fourth quarter of 2017 compared to last year, due to timing of shipments. This sector for Bonnell Aluminum is operating at nearly full capacity utilization. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a $10.3 million favorable impact on net sales. Overall bookings and backlog trends continue to increase compared with the prior year.
Operating profit in the fourth quarter of 2017 decreased by $0.8 million in comparison to the fourth quarter of 2016. Excluding the favorable profit impact of Futura ($2.0 million), operating profit from ongoing operations decreased $2.8 million primarily due to the following:

•	Increased operating costs, including utilities and employee-related expenses and higher depreciation ($1.4 million);

•	Higher costs associated with the startup of the new press at the Niles, Michigan plant, resulting from disruptions to normal plant production ($1.0 million);

•	A charge for inventories accounted for under the LIFO method of $1.3 million in the fourth quarter of 2017 versus a benefit of $0.5 million in 2016; and

•	Higher volume and inflation-related sales prices ($1.4 million benefit).
Full Year 2017 Results vs. Full Year 2016 Results
Net sales in 2017 increased versus 2016 primarily due to the addition of Futura. Futura contributed net sales of $71.0 million in 2017. Excluding the impact of Futura, net sales improved due to higher sales volume, improved product mix, and an increase in average selling prices primarily due to the pass-through to customers of higher market-driven raw material costs.
Volume on an organic basis in 2017 increased by 1.9% versus 2016. Higher volume in specialty and automotive & light truck markets were the primary drivers.
Operating profit in 2017 increased by $5.7 million versus 2016. Excluding the favorable profit impact of Futura ($8.2 million), operating profit decreased $2.5 million, primarily due to:

•	Higher volume and inflation-related sales prices ($7.3 million benefit);

•	Increased operating costs, including utilities and employee-related expenses and higher depreciation ($3.9 million);

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•	Higher costs associated with the startup of the new press at the Niles, Michigan plant, resulting from disruptions to normal plant production ($4.3 million); and

•	A charge for inventories accounted for under the LIFO method of $1.3 million in 2017 versus a benefit of $0.5 million in 2016.
Cast House Explosion
On June 29, 2016, the Bonnell Aluminum plant in Newnan, Georgia suffered an explosion in the casting department, causing significant damage to the cast house and related equipment. The Company completed the process of replacing the damaged casting equipment, and the cast house resumed production in the third quarter of 2017. Bonnell Aluminum has various forms of insurance to cover losses associated with this type of event.
During 2017, Bonnell incurred $5.6 million of additional operational expenses as a result of the explosion; $5.5 million of this amount has been fully offset by insurance recoveries. Also, $0.6 million of additional operational expenses incurred in 2016 that were previously considered not reasonably assured of being covered by insurance recoveries were recovered. Each of these amounts is recorded in “Plant shutdowns, asset impairments, restructurings and other” in the Net Sales and Operating Profit by Segment and in “Cost of goods sold” in the Condensed Consolidated Statements of Income. In the fourth quarter of 2017, all remaining insurance claims associated with this matter were settled, and a gain on involuntary conversion of the old cast house of $5.3 million was recorded in “Other income (expense), net” in the Condensed Consolidated Statements of Income and in “Plant shutdowns, asset impairments, restructurings and other” in the Net Sales and Operating Profit by Segment.
Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum were $25.7 million in 2017 compared to $15.9 million in 2016. Capital expenditures in 2017 included: $8 million to complete the extrusions capacity expansion project at the Niles, Michigan, manufacturing facility; expenditures to repair the damage caused by the cast house explosion net of related insurance recoveries (facility upgrades of $2 million); $5 million for routine capital expenditures required to support legacy operations; and $2 million to support the operations of Futura. Projection of capital expenditures for Bonnell Aluminum of $15 million in 2018 include approximately $7 million for infrastructure upgrades and to expand fabrication and machining capabilities, and approximately $8 million for routine items required to support operations. Depreciation expense was $11.9 million in 2017, which included $2.9 million from the addition of Futura, compared to $8.1 million in 2016, and is projected to be $13 million in 2018. Amortization expense was $3.1 million in 2017, which included $2.1 million from the addition of Futura, and $1.0 million in 2016, and is projected to be $3 million in 2018.
Corporate Expenses, Investments, Interest and Taxes
Pension expense was $10.1 million in 2017, a favorable change of $0.8 million from 2016. Most of the impact on earnings from lower pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.2 million in 2018. Corporate expenses, net, for ongoing operations increased in 2017 versus 2016 primarily due to higher stock-based employee benefit costs and incentive accruals, partially offset by lower pension expense. In addition, corporate expenses included aggregate charges for business development, environmental, severance, and other special items of $3.9 million in 2017 and $1.6 million in 2016.
Interest expense increased to $6.2 million in 2017 from $3.8 million in 2016, primarily due to higher average debt levels from the acquisition of Futura. Interest expense in 2016 included the write off of $0.2 million in unamortized loan fees from the Company’s revolving credit agreement that was refinanced in the first quarter of 2016.
During 2017, the Company recognized a consolidated income tax benefit of $53.2 million based on a pretax loss of $14.9 million. During 2016, the Company recognized a consolidated income tax expense of $3.2 million based on pretax income of $27.7 million. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 39.0% in 2017 and 31.6% in 2016. More information on the significant differences between the effective tax rate for income and

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the U.S. federal statutory rate for 2017 and 2016 will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
The U.S. government enacted the Tax Cuts and Jobs Act (“TCJA”) in December 2017, which, among other impacts, reduces the U.S. federal corporate income tax rate from 35% to 21% beginning in 2018. In the fourth quarter of 2017, the Company recognized a non-cash deferred income tax benefit of $4.4 million for the decrease of its net deferred income tax liabilities, resulting from the 14% tax rate reduction and other applicable tax law changes. No deemed repatriation tax was recorded on unrepatriated earnings of the Company’s foreign subsidiaries as the Company’s foreign subsidiaries have no net cumulative unremitted earnings due to historical repatriation. The Company expects that its effective tax rate for ongoing operations in 2018 will drop to 22% as a result of the TCJA, but how the TCJA will impact the overall competitive dynamics for the Company’s businesses and markets is uncertain.
Tredegar’s approximately 20% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $54 million at December 31, 2017, versus fair value estimates of $45 million at September 30, 2017 and $20.2 million at December 31, 2016. The changes in the estimated fair value of the Company’s investment in kaléo, while included in net income under GAAP, has consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The Company’s valuation estimate is based on projection assumptions that have a wide range of possible outcomes. Ultimately, the true value of Tredegar’s ownership interest in kaléo will be determined if and when a liquidity event occurs.
CAPITAL STRUCTURE
Total debt was $152.0 million at December 31, 2017, compared to $95.0 million at December 31, 2016. Net debt (debt in excess of cash and cash equivalents) was $115.5 million at December 31, 2017, compared to $65.5 million at December 31, 2016. The increase in net debt during 2017 includes the acquisition of Futura on February 15, 2017. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	ability to develop and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

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•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	occurrence or threat of extraordinary events, including natural disasters and terrorist attacks;

•	an information technology system failure or breach;

•	volatility and uncertainty of the value of our investment in kaléo;

•	possibility of the imposition of tariffs on imported aluminum billet used in our aluminum extrusions;

•	impact of the TCJA, including interpretations and determinations by tax authorities;

and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of Tredegar’s 2017 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2017 sales of $961 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Sales	$245,836	$204,772	$961,330	$828,341
Other income (expense), net (b) (c) (d)	13,658	900	51,713	2,381
	259,494	205,672	1,013,043	830,722

Cost of goods sold (b)	200,014	169,122	775,628	668,626
Freight	8,843	7,849	33,683	29,069
Selling, R&D and general expenses (b)	26,323	23,390	103,788	94,876
Amortization of identifiable intangibles	1,647	1,013	6,198	3,978
Interest expense	1,591	888	6,170	3,806
Asset impairments and costs associated with exit and disposal activities (b)	101,835	329	102,488	2,684
	340,253	202,591	1,027,955	803,039
Income (loss) before income taxes	(80,759)	3,081	(14,912)	27,683
Income tax expense (benefit) (e)	(62,830)	1,353	(53,163)	3,217
Net income (loss)	$(17,929)	$1,728	$38,251	$24,466

Earnings (loss) per share:
Basic	$(0.54)	$0.05	$1.16	$0.75
Diluted	$(0.54)	$0.05	$1.16	$0.75

Shares used to compute earnings (loss) per share:
Basic	32,948	32,856	32,946	32,762
Diluted	32,948	32,900	32,951	32,775

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Sales
PE Films	$86,686	$79,672	$352,459	$331,146
Flexible Packaging Films	28,430	27,140	108,355	108,028
Aluminum Extrusions	121,877	90,111	466,833	360,098
Total net sales	236,993	196,923	927,647	799,272
Add back freight	8,843	7,849	33,683	29,069
Sales as shown in the Consolidated Statements of Income	$245,836	$204,772	$961,330	$828,341

Operating Profit
PE Films:
Ongoing operations	$10,581	$2,748	$41,546	$26,312
Plant shutdowns, asset impairments, restructurings and other (b)	(1,015)	(924)	(4,905)	(4,602)
Flexible Packaging Films:
Ongoing operations	766	591	(2,626)	1,774
Plant shutdowns, asset impairments, restructurings and other (b)	(101,254)	(214)	(89,398)	(214)
Aluminum Extrusions:
Ongoing operations	9,253	10,008	43,454	37,794
Plant shutdowns, asset impairments, restructurings and other (b)	3,468	(1,582)	321	(741)
Total	(78,201)	10,627	(11,608)	60,323
Interest income	39	103	209	261
Interest expense	1,591	888	6,170	3,806
Gain on investment in kaléo accounted for under fair value method (c)	9,000	1,800	33,800	1,600
Unrealized loss on investment property (d)	—	1,032	—	1,032
Stock option-based compensation costs	111	32	264	56
Corporate expenses, net (b)	9,895	7,497	30,879	29,607
Income (loss) before income taxes	(80,759)	3,081	(14,912)	27,683
Income tax expense (benefit) (e)	(62,830)	1,353	(53,163)	3,217
Net income (loss)	$(17,929)	$1,728	$38,251	$24,466

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2017	December 31, 2016
Assets
Cash & cash equivalents	$36,491	$29,511
Accounts & other receivables, net	120,135	97,388
Income taxes recoverable	32,080	7,518
Inventories	86,907	66,069
Prepaid expenses & other	8,224	7,738
Total current assets	283,837	208,224
Property, plant & equipment, net	223,091	260,725
Investment in kaléo (cost basis of $7,500)	54,000	20,200
Identifiable intangible assets, net	40,552	33,601
Goodwill	128,208	117,822
Deferred income tax assets	16,636	584
Other assets	9,419	10,006
Total assets	$755,743	$651,162
Liabilities and Shareholders’ Equity
Accounts payable	$108,391	$81,342
Accrued expenses	42,433	38,647
Total current liabilities	150,824	119,989
Long-term debt	152,000	95,000
Pension and other postretirement benefit obligations, net	98,837	95,370
Deferred income tax liabilities	2,123	21,110
Other noncurrent liabilities	8,179	8,910
Shareholders’ equity	343,780	310,783
Total liabilities and shareholders’ equity	$755,743	$651,162

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$38,251	$24,466
Adjustments for noncash items:
Depreciation	34,079	28,494
Amortization of identifiable intangibles	6,198	3,978
Deferred income taxes	(36,414)	(3,689)
Accrued pension and postretirement benefits	10,193	11,047
(Gain) loss on investment in kaléo accounted for under the fair value method	(33,800)	(1,600)
Loss on asset impairments	101,282	1,436
(Gain) loss on sale of assets	553	(220)
Gain from insurance recoveries	(5,261)	(1,634)
Changes in assets and liabilities:
Accounts and other receivables	(10,566)	92
Inventories	(9,128)	1,127
Income taxes recoverable/payable	(24,449)	(7,061)
Prepaid expenses and other	(784)	(1,914)
Accounts payable and accrued expenses	21,123	161
Pension and postretirement benefit plan contributions	(5,829)	(8,061)
Other, net	2,767	2,250
Net cash provided by operating activities	88,215	48,872
Cash flows from investing activities:
Capital expenditures	(44,362)	(45,457)
Acquisitions, net of cash acquired	(87,110)	—
Insurance proceeds from cast house explosion	5,739	1,156
Proceeds from the sale of assets and other	129	2,308
Net cash used in investing activities	(125,604)	(41,993)
Cash flows from financing activities:
Borrowings	190,750	96,750
Debt principal payments	(133,750)	(105,750)
Dividends paid	(14,532)	(14,456)
Debt financing costs	—	(2,606)
Proceeds from exercise of stock options and other	695	2,313
Net cash provided by (used) in financing activities	43,163	(23,749)
Effect of exchange rate changes on cash	1,206	2,225
Increase (decrease) in cash and cash equivalents	6,980	(14,645)
Cash and cash equivalents at beginning of period	29,511	44,156
Cash and cash equivalents at end of period	$36,491	$29,511

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Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income from ongoing operations and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income from ongoing operations and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income from ongoing operations for the three and twelve months ended December 31, 2017 and 2016 is shown below:

(In millions, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income (loss) as reported under GAAP	$(17.9)	$1.7	$38.3	$24.5
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings:
Terphane asset impairment loss	87.2	—	87.2	—
Other	0.5	0.5	1.4	3.1
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	(5.8)	(1.4)	(24.0)	(1.2)
Gain associated with the settlement of an escrow agreement	—		(11.9)	—
Tax benefit from Terphane worthless stock deductions**	(53.4)	—	(61.4)	—
Tax benefit from adjustments of net deferred income tax liabilities under new U.S. tax law	(4.4)	—	(4.4)	—
Other *	0.2	2.6	4.9	(3.7)
Net income from ongoing operations	$6.4	$3.4	$30.1	$22.7

Earnings (loss) per share as reported under GAAP (diluted)	$(0.54)	$0.05	$1.16	$0.75
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings:
Terphane asset impairment loss	2.65	—	2.65	—
Other	0.01	0.01	0.04	0.09
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	(0.18)	(0.04)	(0.73)	(0.04)
Gain associated with the settlement of an escrow agreement	—	—	(0.36)	—
Tax benefit from Terphane worthless stock deductions	(1.62)	—	(1.86)	—
Tax benefit from adjustments of net deferred income tax liabilities under new U.S. tax law	(0.13)	—	(0.13)	—
Other *	0.01	0.08	0.14	(0.11)
Earnings per share from ongoing operations (diluted)	$0.20	$0.10	$0.91	$0.69
* Full year 2016 includes $6.4 million ($0.20 per share) net tax benefit from excess foreign tax credits related to the repatriation of cash from operations in Brazil. See Note (e) for additional details.
** Amounts on a cash basis are $48.5 million and $56.6 million, respectively, reduced for the deduction applicable to the 21% U.S. corporate federal income tax rate effective in 2018 under the U.S. Tax Cuts and Jobs Act.

    Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (g).

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(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items in the fourth quarter and full year of 2017 and 2016 detailed below are shown in the statement of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2017 include:

•
Pre-tax charges of $101.3 million related to the impairment of assets at Flexible Packaging Films. During the fourth quarter of 2017, in conjunction with annual business planning as well as valuation activities and other efforts, the Company determined that the carrying value of Terphane’s remaining long-lived assets were impaired (Terphane’s goodwill was written off in 2015).  Accordingly, the Company wrote down these assets based on an enterprise valuation for all of Terphane of approximately $30 million;

•
Pre-tax income of $5.1 million, related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the recognition of a gain on the involuntary conversion of an asset of $5.3 million for insurance proceeds used for the replacement of capital equipment (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by excess production costs of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.6 million for estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $1.5 million related to expected future environmental costs at the aluminum extrusions manufacturing facilities in Carthage, Tennessee and Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million at Corporate related to expected future environmental costs at various shutdown facilities (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $1.3 million associated with business development projects (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•	Pretax charges of $0.4 million for professional fees associated with the Terphane Limitada worthless stock deduction and impairment of assets of Flexible Packaging Films;

•	Pretax charges of $0.3 million associated with asset impairments at PE Films’ Hungary facility; and

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million), Aluminum Extrusions ($0.1 million) and Corporate ($0.1 million) (included in “Corporate expenses, net” in the statement of net sales and operating profit by segment).

Plant shutdowns, asset impairments, restructurings and other charges in 2017 include:

•
Pre-tax charges of $101.3 million related to the impairment of assets at Flexible Packaging Films. During the fourth quarter of 2017, in conjunction with annual business planning as well as valuation activities and other efforts, the Company determined that the carrying value of Terphane’s remaining long-lived assets were impaired (Terphane’s goodwill was written off in 2015).  Accordingly, the Company wrote down these assets based on an enterprise valuation for all of Terphane of approximately $30 million;

•
Pretax income of $11.9 million related to the settlement of an escrow arrangement established upon the acquisition of Terphane in 2011 (included in “Other income (expense), net” in the condensed consolidated statements of income). In settling the escrow arrangement, the Company assumed the risk of the claims (and associated legal fees) against which the escrow previously secured the Company.  While the ultimate amount of such claims is unknown, the Company believes that it is reasonably possible that it could be liable for some portion of these claims, and currently estimates the amount of such future claims at approximately $3.5 million;

•
Pretax charges of $3.3 million related to the acquisition of Futura, i) associated with accounting adjustments of $1.7 million made to the value of inventory sold by Aluminum Extrusions after its acquisition of Futura (included in “Cost of goods sold” in the condensed consolidated statements of income), ii) acquisition costs of $1.5 million and iii) integration costs of $0.1 million (both ii and iii included in “Selling, R&D and general expenses” in the condensed consolidated statements of income), offset by pretax income of $0.7 million related to the fair valuation of an earnout provision (included in “Other income (expense), net” in the condensed consolidated statements of income);

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•
Pretax charges of $4.1 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $3.6 million and by Aluminum Extrusions of $0.5 million (both included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $5.6 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, including the recognition of a gain on the involuntary conversion of an asset of $5.3 million for insurance proceeds used for the replacement of capital equipment (included in “Other income (expense), net” in the condensed consolidated statements of income) and the recovery of excess production costs of $0.6 million incurred in 2016 for which recovery from insurance carriers was not previously considered to be reasonably assured (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by excess production costs of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of asset impairments of $0.1 million, accelerated depreciation of $0.3 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.5 million (included in “Cost of goods sold” in the condensed consolidated statements of income), offset by pretax income of $0.1 million related to a reduction of severance and other employee-related accrued costs;

•
Pretax charges of $2.4 million associated with business development projects (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment);

•
Pretax charges of $1.9 million related to expected future environmental costs at the aluminum extrusions manufacturing facilities in Carthage, Tennessee and Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million at Corporate related to expected future environmental costs at various shutdown facilities (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million for severance and other employee-related costs associated with restructurings in PE Films ($0.2 million), Aluminum Extrusions ($0.1 million) and Corporate ($0.4 million) (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment);

•	Pretax charges of $0.4 million for professional fees associated with the Terphane Limitada worthless stock deduction and impairment of assets of Flexible Packaging Films;

•	Pretax charges of $0.3 million associated with asset impairments at PE Films’ Hungary facility; and

•	Pretax charges of $0.2 million associated with the settlement of customer claims and the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2016 include:

•
Net pretax charges of $0.7 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which consists of excess production costs for which recovery from insurance is not assured of $0.6 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $0.3 million, accelerated depreciation of $0.3 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.6 million associated with the acquisition of Futura Industries by Bonnell Aluminum (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.5 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

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•
Pretax charges of $0.3 million related to the settlement of contingencies associated with the application of prior period Brazilian value-added tax credits in Flexible Packaging Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million associated with asset impairments in PE Films;

•
Net pretax gain of $0.1 million related to contractual indemnifications associated with the anticipated settlement of a Terphane pre-acquisition contingency (included in “Other income (expense), net” in the condensed consolidated statements of income); and

•
Net pretax gain of $0.1 million, associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes a pretax gain of $0.2 million related to the sale of the property, partially offset by pretax charges of $0.1 million associated with the shutdown of this facility.

Plant shutdowns, asset impairments, restructurings and other charges in 2016 include:

•
Net pretax income of $0.4 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the recognition of a gain on the involuntary conversion of an asset of $1.9 million for a portion of the insurance recoveries approved by the insurer to begin the replacement of capital equipment, offset by the impairment of equipment damaged by the explosion of $0.3 million (net amount included in “Other income (expense), net” in the condensed consolidated statements of income) and other costs related to the explosion that are not recoverable from insurance of $0.6 million (included in “Selling, R&D and general expenses”) and excess production costs for which recovery from insurance is not assured of $0.6 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $4.3 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $1.2 million, asset impairments of $0.4 million, accelerated depreciation of $0.6 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $2.0 million ($1.6 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.4 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million) and Corporate ($0.2 million) (included in “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•
Pretax charges of $0.6 million associated with the acquisition of Futura Industries by Bonnell Aluminum (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.5 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million related to contingencies associated with the application of prior period Brazilian value-added tax credits in Flexible Packaging Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million associated with asset impairments in PE Films;

•
Net pretax gain of $0.1 million related to contractual indemnifications associated with the anticipated settlement of a Terphane pre-acquisition contingency (included in “Other income (expense), net” in the condensed consolidated statements of income); and

•
Net pretax charge of $0.1 million, associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes a pretax gain of $0.2 million related to the sale of the property, partially offset by pretax charges of $0.3 million associated with the shutdown of this facility.

(c) Unrealized gains on the Company’s investment in kaleo, Inc. (“kaléo”) of $9.0 million and $33.8 million were recognized in the fourth quarter and full year of 2017, respectively (included in “Other income (expense), net” in the condensed consolidated statements of income), compared to unrealized gains of $1.8 million and $1.6 million in the fourth quarter and full year of 2016, respectively. The change in 2017 in the estimated fair value of the Company’s holding in kaléo was based primarily on changes in projected future cash flows that are discounted at 45% for their high degree of risk.

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(d) The Company recorded an unrealized loss on its investment property in Alleghany and Bath Counties, Virginia (included in “Other income (expense), net” in the condensed consolidated statements of income) of $1.0 million in the fourth quarter of 2016.

(e)
During the fourth quarter of 2017, in conjunction with annual business planning as well as valuation activities and other efforts, the Company claimed an ordinary loss for U.S. federal and state income tax purposes of $153 million for the write-off of the stock basis of Terphane Limitada (Terphane’s Brazilian entity). The Terphane Limitada worthless stock deduction is estimated to result in an overall reduction of Tredegar’s U.S. income tax liability of approximately $49 million. Approximately $36 million of the benefit is expected to be realized in cash in 2018 with the balance of $13 million expected to be realized in cash mostly in 2019. The full net tax benefit expected from the Terphane Limitada worthless stock deduction of $49 million was accrued during the fourth quarter of 2017 and reflected as a reduction to Tredegar’s consolidated income tax expense. During the second quarter of 2017, the Company recognized a worthless stock deduction for Terphane, Inc. (Terphane’s U.S. affiliate), which resulted in an income tax benefit recognized of $8.1 million. Also during the second quarter of 2017, the Company recognized a net tax benefit of $0.4 million associated with additional U.S. tax related to the repatriation of cash from Brazil in the third quarter of 2016 offset by the reversal of related tax contingencies. The 2016 low effective tax rate is primarily due to the $6.4 million tax benefit from excess foreign tax credits that are related to the repatriation of cash from Brazil.

(f)	Net debt is calculated as follows:

(in millions)	December 31, 2017	December 31, 2016
Debt	$152.0	$95.0
Less: Cash and cash equivalents	36.5	29.5
Net debt	$115.5	$65.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

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(g) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and twelve months ended December 31, 2017 and 2016 are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2017	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$(80.8)	$(62.9)	$(17.9)	77.8%
Losses associated with plant shutdowns, asset impairments and restructurings	101.8	14.1	87.7
Losses from sale of assets and other	(9.5)	53.9	(63.4)
Net income from ongoing operations	$11.5	$5.1	$6.4	44.4%
Three Months Ended December 31, 2016
Net income reported under GAAP	$3.1	$1.4	$1.7	43.9%
Losses associated with plant shutdowns, asset impairments and restructurings	0.8	0.3	0.5
Losses from sale of assets and other	1.2	—	1.2
Net income from ongoing operations	$5.1	$1.7	$3.4	31.4%
Twelve Months Ended December 31, 2017
Net income (loss) reported under GAAP	$(14.9)	$(53.2)	$38.3	356.5%
Losses associated with plant shutdowns, asset impairments and restructurings	103.3	14.7	88.6
(Gains) losses from sale of assets and other	(39.1)	57.7	(96.8)
Net income from ongoing operations	$49.3	$19.2	$30.1	39.0%
Twelve Months Ended December 31, 2016
Net income reported under GAAP	$27.7	$3.2	$24.5	11.6%
Losses associated with plant shutdowns, asset impairments and restructurings	4.9	1.8	3.1
Losses from sale of assets and other	0.6	5.5	(4.9)
Goodwill impairment charge	—	—	—
Net income from ongoing operations	$33.2	$10.5	$22.7	31.6%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com